Exhibit 8.2

[Letterhead of Kirkland & Ellis LLP]

[Closing Date]

Cable Design Technologies Corporation
1901 North Roselle Road
Schaumburg, IL 60195
Attn: Charles B. Fromm

Re:	Merger among Cable Design Technologies Corporation, Belden Inc. and BC Merger Corp.

Ladies and Gentlemen:

     We have acted as counsel for Cable Design Technologies Corporation, a Delaware corporation (the “Parent”), in connection with its acquisition of Belden Inc. (the “Company”), a Delaware corporation, to be accomplished by a merger of BC Merger Corp. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Parent, with and into the Company (the “Merger”). The Merger is to be consummated pursuant to the Agreement and Plan of Merger, dated as of February 4, 2004, as amended by Amendment No. 1 thereto, dated May 25, 2004 (the “Agreement”), among Parent, Merger Sub and the Company. As part of the Merger, each shareholder of the Company has the right to receive, for each share of Company common stock, [one share][two shares] of Parent common stock (as may be adjusted pursuant to Section 2.1(f) of the Agreement). This opinion is being delivered in accordance with Section 7.1(g) of the Agreement. Unless otherwise indicated, capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Agreement.

     In providing the opinion expressed below, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement on Form S-4 relating to the Merger and any supplements and amendments thereto (the “Securities Filings”), (iii) the letters of even date herewith to us from the Company and from Parent and Merger Sub (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have assumed with your consent that (i) the Agreement is a valid and binding obligation of the respective parties thereto, is enforceable in accordance with its terms and is the entire agreement among the parties with respect to the subject matter thereof; (ii) the Merger will be consummated in accordance with the provisions of the Agreement and the

Cable Design Technologies Corporation
[Closing Date]

Securities Filings; (iii) the statements concerning the Merger set forth in the Agreement and the Securities Filings are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Agreement); (iv) the representations made by the Company, Parent and Merger Sub in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time; and (v) any representations made in the Representation Letters “to the knowledge of” the representing party or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the covenants, agreements and undertakings contained in the Agreement and the representations contained in the Representation Letters. If any of these assumptions is untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Agreement or the Securities Filings, then the opinion expressed below may be adversely affected and may not be relied upon.

     The opinion expressed below is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or in the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. The opinion set forth herein has no binding effect on the Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequence of the Merger.

     Based upon and subject to the foregoing, for United States federal income tax purposes, it is our opinion that the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code.

     We express an opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local or non-United States law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

     We are furnishing this letter in our capacity as counsel to the Company, and this letter is solely for the benefit of the Company. This letter is not to be used, circulated, quoted in whole or in part or referred to or otherwise relied upon, nor is it to be filed with any governmental agency or given to any other person, without our prior written consent.

Very truly yours,